                                                                         Ex-12.2

          COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES AND RATIO
      OF EARNINGS TO COMBINED FIXED CHARGES AND PREFERRED STOCK DIVIDENDS

                            Mellon Bank Corporation
                            and its subsidiaries(a)

                                                                    Year ended December 31,
                                            ----------------------------------------------------------------------
(dollar amounts in thousands)                  1994           1993           1992           1991           1990
                                            ----------     ----------     ----------     ----------     ----------
1. Net income                               $  433,365     $  460,213     $  527,955     $  347,451     $  162,748 (c)

2. Provision for income taxes                  278,040        298,034        104,099         62,199         40,538
                                            ----------     ----------     ----------     ----------     ----------

3. Net income before provision
   for income taxes (line 1 + line 2)       $  711,405     $  758,247     $  632,054     $  409,650     $  203,286
                                            ==========     ==========     ==========     ==========     ==========
4. Fixed charges:

   a. Interest expense (excluding
      interest on deposits)                 $  263,054     $  200,915     $  211,998     $  326,437     $  467,271

   b. One-third of rental expense
      (net of income from
      subleases) and amortization
      of debt issuance costs                    40,140         38,190         29,446         30,300         28,172
                                            ----------     ----------     ----------     ----------     ----------

   c. Total fixed charges
      (excluding interest on
      deposits)(line 4a + line 4b)             303,194        239,105        241,444        356,737        495,443

   d. Interest on deposits                     538,715        454,458        636,719      1,006,566      1,325,631
                                            ----------     ----------     ----------     ----------     ----------

   e. Total fixed charges
      (line 4c + line 4d)                   $  841,909     $  693,563     $  878,163     $1,363,303     $1,821,074
                                            ==========     ==========     ==========     ==========     ==========

5. Preferred stock dividend
   requirements (b)                         $  124,260     $  103,792     $   61,197     $   57,618     $   58,951
                                            ==========     ==========     ==========     ==========     ==========

6. Net income before provision
   for income taxes, plus total
   fixed charges:

   a. Excluding interest on
      deposits (line 3 + line 4c)           $1,014,599     $  997,352     $  873,498     $  766,387     $  698,729
                                            ==========     ==========     ==========     ==========     ==========

   b. Including interest on
      deposits (line 3 + line 4e)           $1,553,314     $1,451,810     $1,510,217     $1,772,953     $2,024,360
                                            ==========     ==========     ==========     ==========     ==========

                                                                     (continued)

                                                                         Ex-12.2
                                                                     (continued)

          COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES AND RATIO
      OF EARNINGS TO COMBINED FIXED CHARGES AND PREFERRED STOCK DIVIDENDS

                            Mellon Bank Corporation
                            and its subsidiaries(a)

                                                                    Year ended December 31,
                                            ----------------------------------------------------------------------
                                               1994           1993           1992           1991           1990
                                            ----------     ----------     ----------     ----------     ----------
7. Ratio of earnings (as defined)
   to fixed charges:

   a. Excluding interest on deposits
      (line 6a divided by line 4c)                3.35           4.17           3.62           2.15           1.41 (c)

   b. Including interest on deposits
      (line 6b divided by line 4e)                1.84           2.09           1.72           1.30           1.11 (c)

8. Ratio of earnings (as defined) to
   combined fixed charges and
   preferred stock dividends

   a. Excluding interest on deposits              2.37           2.91           2.89           1.85           1.26 (c)
      [line 6a divided by (line 4c +
      line 5)]

   b. Including interest on deposits
      [line 6b divided by (line 4e +
      line 5)]                                    1.61           1.82           1.61           1.25           1.08 (c)

------------------
(a) For purposes of computing these ratios, earnings represent consolidated net income, before income taxes plus consolidated fixed charges. Fixed charges, excluding interest on deposits, include interest expense (other than on deposits), one-third (the proportion deemed representative of the interest factor) of rental expense net of income from subleases, and amortization of debt issuance costs. Fixed charges, including interest on deposits, include all interest expense, one-third (the proportion deemed representative of the interest factor) of rental expense net of income from subleases, and amortization of debt issuance costs.

(b) Preferred stock dividend requirements for all years presented represent the pretax amount required to cover preferred stock dividends. Series K Nonredeemable Preferred Stock was issued on January 25, 1993; Series J Nonredeemable Preferred Stock was issued on January 21, 1992; Series I Nonredeemable Preferred Stock was issued August 8, 1991 and Series H Nonredeemable Preferred Stock was issued March 29, 1990. Accordingly, preferred stock dividends were not accrued for these securities prior to their respective issue dates. In the first quarter of 1990, common stock was issued in exchange for approximately 83% of the outstanding shares of Series D preferred stock in order to avoid exceeding the limitation on the amount of preferred stock that could qualify as Tier I capital under the Federal Reserve Board's 1992 risk-based capital regulations. The remaining Series D preferred stock was converted to common stock in the third quarter of 1994. The Series C-1 Stated Rate Auction Preferred Stock was redeemed on July 18, 1990, the Series A Redeemable Preferred Stock was redeemed on July 19, 1991, the Series G preferred stock was redeemed on November 15, 1991, the Series C-2 Stated Rate Auction Preferred Stock was redeemed on November 16, 1992, and the Series B preferred stock was redeemed on December 1, 1993. Accordingly, preferred stock dividends were not accrued for these securities subsequent to their respective redemption dates. In December 1994, the Corporation announced its commitment to redeem the Series H preferred stock on March 1, 1995. Preferred stock dividends for 1994 include $16 million for the Series H redemption premium, the write-off of unamortized issuance costs and dividends accrued through the redemption date.


(c) The ratio of earnings to fixed charges and the ratio of earnings to combined fixed charges and preferred stock dividends for the year ended December 31, 1990, exclude from earnings (as defined) the $73,562,000 gain on the sale of a Chicago-based consumer finance subsidiary. Had these computations included this gain, the ratio of earnings (as defined) to fixed charges would have been 1.56 excluding interest on deposits, and 1.15 including interest on deposits. Including this gain, the ratio of earnings to combined fixed charges and preferred stock dividends would have been 1.39 excluding interest on deposits, and 1.12 including interest on deposits.